Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Nathanial Jordan

610-695-3646

Malvern Bancorp, Inc. Reports Third Fiscal Quarter Operating Results

PAOLI, PA., August 8, 2022 – Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association (the “Bank”), today reported operating results for the third fiscal quarter ended June 30, 2022. Net income amounted to $1.8 million, or $0.24 per fully diluted common share, compared with $1.6 million, or $0.21 per fully diluted common share, for the quarter ended June 30, 2021.  Annualized return on average assets (“ROAA”) was 0.69% for the quarter ended June 30, 2022, compared to 0.53% for the quarter ended June 30, 2021, and annualized return on average equity (“ROAE”) was 5.06% for the quarter ended June 30, 2022, compared with 4.35% for the quarter ended June 30, 2021.

For the nine months ended June 30, 2022, net income amounted to $4.4 million, or $0.58 per fully diluted common share, compared with net income of $6.1 million, or $0.81 per fully diluted common share, for the nine months ended June 30, 2021. Annualized ROAA was 0.52% for the nine months ended June 30, 2022, compared to 0.67% for the nine months ended June 30, 2021, and annualized ROAE was 4.02% for the nine months ended June 30, 2022, compared with 5.61% for the nine months ended June 30, 2021.

Statement of Income Highlights for the three months ended June 30, 2022

•

Net interest margin (“NIM”) increased 27 basis points to 2.97% for the quarter ended June 30, 2022, compared to 2.70% for the quarter ended June 30, 2021. The increase was driven by a reduction in interest expense, partially offset by a decrease in interest-earning assets.

•

Total interest expense decreased $1.0 million, or 44.8%, to $1.3 million for the quarter ended June 30, 2022, compared to $2.3 million for the quarter ended June 30, 2021, which resulted primarily from the reduction of costs on interest-bearing deposits.

•	The Company did not record a provision for loan losses during the quarter ended June 30, 2022.

(1)	Annualized.
(2)	3/31/2022 quarter includes the impact of a valuation allowance adjustment related to a held-for-sale commercial real estate loan.

Linked Quarter Income Statement Data

(unaudited)

(in thousands, except share and per share data)

For the quarter ended:	**6/30/2022**	**3/31/2022**	**12/31/2021**	**9/30/2021**	**6/30/2021**
Net interest income	$ 7,293	$ 6,954	$ 7,158	$ 6,825	$ 7,129
Provision for loan losses	-	-	-	10,626	-
Net interest income (loss) after provision for loan losses	7,293	6,954	7,158	(3,801)	7,129
Other income	482	561	727	579	793
Other expense	5,439	6,845	5,228	5,084	5,832
Income (loss) before income tax expense	2,336	670	2,657	(8,306)	2,090
Income tax expense (benefit)	502	148	640	(2,116)	489
Net income (loss)	$ 1,834	$ 522	$ 2,017	$ (6,190)	$ 1,601
Earnings (loss) per common share					
Basic	0.24	0.07	0.27	(0.82)	0.21
Diluted	0.24	0.07	0.27	(0.82)	0.21
Weighted average common shares outstanding					
Basic	7,569,806	7,554,955	7,551,606	7,548,958	7,545,371
Diluted	7,574,266	7,556,194	7,553,208	7,550,766	7,546,200

Net Interest Income

Net interest income was $7.3 million for the quarter ended June 30, 2022, an increase of $164,000, or 2.3%, from $7.1 million for the quarter ended June 30, 2021. For the quarter ended June 30, 2022, NIM increased by 27 basis points to 2.97%, as compared to 2.70% for the quarter ended June 30, 2021. This increase was primarily driven by a reduction in interest expense as the cost of borrowings decreased by 58 basis points and interest-bearing deposits decreased by 25 basis points compared to the quarter ended June 30, 2021. The cost of interest-bearing liabilities decreased by 33 basis points compared to the quarter ended June 30, 2021.  The overall reduction of interest-bearing liabilities was offset in part by a 9 basis point reduction of interest-earning assets compared to the quarter ended June 30, 2021.

Net interest income was $21.4 million for the nine months ended June 30, 2022, an increase of $170,000, or 0.8%, from $21.2 million for the nine months ended June 30, 2021. For the nine months ended June 30, 2022, NIM increased by 23 basis points to 2.85%, as compared to 2.62% for the nine months ended June 30, 2021. Consistent with the current quarter, this increase was primarily driven by the 42 basis point decrease in cost of interest-bearing deposits compared to the nine months ended June 30, 2021. The cost of borrowings decreased by 18 basis points compared to the nine months ended June 30, 2021. The cost of interest-bearing liabilities decreased by 47 basis points compared to the nine months ended June 30, 2021.

Interest Income

For the quarters ended June 30, 2022 and June 30, 2021, total interest income was $8.6 million and $9.4 million, respectively. Total interest income decreased for the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021, primarily due to the decrease in average loan balances of $146.5 million.

For the nine months ended June 30, 2022, total interest income was $25.7 million, a decrease of $3.9 million or 13.1%, from $29.6 for the nine months ended June 30, 2021.  The average balance of our total loans decreased $133.1 million, or 13.3%, for the nine months ended June 30, 2022 as compared to the same period in fiscal year 2021, while the average yield on loans decreased by 12 basis points for the nine months ended June 30, 2022 compared with the same period in fiscal year 2021. The decrease in average total loan volume was primarily due to increased paydowns and payoff activity. During the nine months ended June 30, 2022 compared to the same period in fiscal year 2021, the volume-related factors during the period contributed to a decrease in interest income on loans of $1.2 million, while the rate-related factors decreased interest income on loans by $3.3 million.

Interest Expense

For the quarter ended June 30, 2022, interest expense decreased by $1.0 million, or 44.8%, to $1.3 million, compared to $2.3 million for the quarter ended June 30, 2021. The decrease in interest expense is primarily attributable to interest rate related factors, as the average rate on interest-bearing liabilities in the current quarter fell 33 basis points to 0.59% compared to 0.92% for the quarter ended June 30, 2021.

Total interest expense decreased by $4.0 million, or 48.6%, to $4.3 million for the nine months ended June 30, 2022, compared to $8.3 million for the nine months ended June 30, 2021. The decrease in interest expense on deposits is primarily attributable to rate related factors. The annualized average rate on total interest-bearing liabilities decreased to 0.63% for the nine months ended June 30, 2022, from 1.10% for the nine months ended June 30, 2021. This decrease primarily reflects a decrease in the average rate of interest-bearing deposits of 42 basis points and a decrease in the average rate of borrowings of 18 basis points. The decrease in the average rate of interest-bearing deposits consisted of a 50 basis points decrease in the average rate of certificates of deposit, a 55 basis points decrease in the average rate of money market accounts and a 17 basis points decrease in average rate of other interest-bearing deposit accounts.

Other Income

Other income decreased $311,000, or 39.2%, during the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021.  The decrease in other income was primarily due to a decrease in net gains on sale of investments and loans by $215,000 to $15,000 for quarter ended June 30, 2022, compared to $230,000 for the quarter ended June 30, 2021. In addition, service charges and other fees decreased by $96,000 during quarter ended June 30, 2022 compared to the quarter ended June 30, 2021.

For the nine months ended June 30, 2022, total other income decreased $1.4 million, or 44.4%, to $1.8 million compared to $3.2 million the same period in 2021. This decrease was primarily the result of a $1.4 million decrease in net gains on sale of investments and loans.

Other Expense

Other expense for the quarter ended June 30, 2022 decreased $393,000, or 6.7%, to $5.4 million when compared to the quarter ended June 30, 2021. The decrease was primarily due to a decrease of $591,000 in other real estate owned (“OREO”) expense, partially offset by an increase of $212,000 in professional fees. The increase in professional fees was primarily due to legal fees associated with loan workouts and disclosure and other matters concerning nonperforming loans. Also, during the quarter ended June 30, 2022, the Company adjusted the carrying value of the OREO property by $198,000 based on a negotiated sales price. A purchase agreement has been executed and is currently under a due diligence period, and is expected to settle during the fourth fiscal quarter.

Other expense for the nine months ended June 30, 2022, increased $1.6 million, or 10.4%, when compared to the nine months ended June 30, 2021. The increase was primarily due to a an increased valuation allowance of $359,000 recorded during the March 31, 2022 period and $1.3 million in real estate tax expense on loans held for sale.

Income Taxes

The Company recorded income tax expense of $502,000 during the quarter ended June 30, 2022, compared to $489,000 for the quarter ended June 30, 2021. The effective tax rates for the Company for the quarters ended June 30, 2022 and June 30, 2021 were 21.5% and 23.4%, respectively.

For the nine months ended June 30, 2022 income tax expense decreased by $614,000, or 32.2%, to $1.3 million from $1.9 million for the nine months ended June 30, 2021. The effective tax rates for the Company for the nine months ended June 30, 2022 and 2021 were 22.8% and 23.8%, respectively.

Statement of Condition Highlights at June 30, 2022

•	Non-performing assets (“NPAs”) were 0.61% and 0.72% of total assets at June 30, 2022 and September 30, 2021, respectively.

•	Non-performing loans (“NPLs”) were 0.18% and 0.40% of total loans at June 30, 2022 and September 30, 2021, respectively.

•

Total assets were $1.0 billion at June 30, 2022, a decrease of $179.6 million, or 14.9%, compared to September 30, 2021.  The decrease was primarily due to a $97.0 million decline in net loans receivable driven by payoffs and pay downs during the nine month period, and a $19.3 million decrease in loans held-for-sale.

•

Total liabilities were $884.3 million at June 30, 2022, a decrease of $184.5 million, or 17.3%, compared to September 30, 2021.  The decrease was primarily due to a decrease of $146.5 million in total deposits, and the repayment of a $30.0 million FHLB advance. The prior reduction in deposits were in line with the Bank’s overall funding strategy to reduce excess balance sheet cash and better match funding needs.

•	Book value per common share amounted to $19.03 at June 30, 2022, compared to $18.65 at September 30, 2021.

Linked Quarter Statement of Condition Data
(in thousands, unaudited)

At the quarter ended:	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Cash and due from depository institutions	$ 9,560	$ 49,674	104,568	$ 99,670	$ 90,441
Interest bearing deposits in depository institutions	30,199	72,349	30,336	36,920	14,513
Investment securities, available for sale, at fair value	53,080	54,183	41,718	40,813	34,502
Equity securities	1,412	1,445	1,491	1,500	—
Investment securities held to maturity, at amortized cost	52,350	48,512	39,045	28,507	31,795
Restricted stock, at cost	6,027	6,462	6,294	7,776	7,896
Loans held-for-sale	13,863	13,244	13,616	33,199	—
Loans receivable, net of allowance for loan losses	805,957	799,310	858,203	902,981	940,735
Other real estate owned	4,763	4,961	4,961	4,961	4,961
Accrued interest receivable	3,671	3,478	3,394	3,512	3,370
Property and equipment, net	5,365	5,486	5,635	5,777	5,902
Deferred income taxes, net	3,975	3,632	3,461	3,530	3,389
Bank-owned life insurance	26,063	25,896	26,224	26,056	25,889
Other assets	13,268	14,964	14,254	13,941	22,351
Total assets	$ 1,029,553	$ 1,103,596	$ 1,153,200	$ 1,209,143	$ 1,185,744
Deposits	$ 791,694	$ 854,437	$ 912,688	$ 938,159	$ 907,704
FHLB advances	60,000	60,000	60,000	90,000	90,000
Secured borrowings	—	—	—	—	—
Subordinated debt	25,000	25,000	24,974	24,934	24,895
Other liabilities	7,569	19,609	10,981	13,882	14,953
Shareholders' equity	145,290	144,550	144,557	142,168	148,192
Total liabilities and shareholders' equity	$ 1,029,553	$ 1,103,596	$ 1,153,200	$ 1,209,143	$ 1,185,744

Deposits

Total deposits decreased $146.5 million, or 15.6%, from $938.2 million at September 30, 2021 to $791.7 million at June 30, 2022. The decrease in deposits was primarily related to a reduction of $84.3 million in money market deposits and a reduction of $66.1 million in interest bearing demand deposits, partially offset by increases of $6.6 million in savings and non-interest-bearing demand deposits categories, collectively.

The Company continues to focus on the maintenance, development, and expansion of its deposit base strategically with its funding requirements and liquidity needs, with an emphasis on serving the needs of its communities to provide a long-term relationship base to efficiently compete for and retain deposits in its market.

Loans

Total net loans amounted to $806.0 million at June 30, 2022, compared to $903.0 million at September 30, 2021, resulting in a net decrease of $97.0 million, or 10.6%, for the period driven by higher loan payoffs and paydowns during the period primarily in the commercial loan category. Loans held-for-sale amounted to $13.9 million at June 30, 2022, compared to $33.2 million at September 30, 2021.  The decline in loans held-for-sale was primarily related to the sale in the December 31, 2021 quarter of three commercial loans totaling $18.9 million.  Average loan balances for the quarter ended June 30, 2022, totaled $821.1 million as compared to $933.7 million for the quarter ended September 30, 2021, representing a decrease of $112.6 million or 12.1%.

At June 30, 2022, gross loans, which excludes loans held-for-sale, remained weighted toward two primary components: the commercial and core residential portfolios, with commercial loans accounting for 73.2% and single-family residential real estate loans accounting for 21.6% of the gross loan portfolio at such date.  Construction and development loans amounted to 2.8% and consumer loans represented 2.4% of the gross loan portfolio at such date. The decrease in the gross loan portfolio at June 30, 2022, compared to September 30, 2021, primarily reflected decreases of $29.5 million in commercial loans, $11.2 million in residential mortgage loans, and $4.7 million in construction and development loans.

The following table reflects the Company’s loan portfolio composition, excluding loans held-for-sale.

At June 30, 2022, the Company had $130.9 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit, and home equity lines of credit.

Asset Quality

Non-accrual loans, excluding loans held-for-sale, totaled $1.1 million at June 30, 2022, and $3.7 million at September 30, 2021. The decrease in non-accrual loans was primarily due a partial charge-off of $1.4 million related to one non-accrual commercial and industrial loan.  The partial charge-off was the result of the ongoing monitoring and evaluation of classified loan values and is reflective of changes in current market and economic conditions. Performing troubled debt restructured (“TDR”) loans were $5.8 million at June 30, 2022, and $17.6 million at September 30, 2021. The decrease is primarily related to two TDR commercial real estate loans totaling $11.4 million that were sold during the December 31, 2021 period.

At June 30, 2022, NPAs totaled $6.2 million, or 0.61% of total assets, as compared with $8.7 million, or 0.72% of total assets, at September 30, 2021. The decrease in NPAs is due to the decrease in non-accrual loans as described above.

OREO, which is comprised of one commercial real estate property, totaled $4.8 million at June 30, 2022 and $5.0 million at September 30, 2021.  Excluding the OREO property, NPAs totaled $1.5 million, or 0.14% of total assets, at June 30, 2022, and $3.7 million, or 0.31% of total assets, at September 30, 2021.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)

As of or for the quarter ended:	**06/30/2022**	**3/31/2022**	**12/31/2021**	**9/30/2021**	**6/30/2021**
Non-accrual loans	$ 1,075	$ 1,101	$ 1,790	$ 3,697	$ 23,547
Loans 90 days or more past due and still accruing	401	3	-	-	212
Total non-performing loans	1,476	1,104	1,790	3,697	23,759
OREO	4,763	4,961	4,961	4,961	4,961
Total NPAs	$ 6,239	$ 6,065	$ 6,751	$ 8,658	$ 28,720
Performing TDR loans	$ 5,753	$ 5,787	$ 6,310	$ 17,601	$ 23,352
NPAs / total assets	0.61%	0.55%	0.59%	0.72%	2.42%
Non-performing loans / total loans	0.18%	0.14%	0.21%	0.40%	2.50%
Net charge-offs	$ (8)	$ 736	$ 1,436	$ 10,754	$ 1,001
Net charge-offs /average loans[(1)]	(0.00%)	0.35%	0.63%	4.61%	0.41%
Allowance for loan losses / total loans	1.14%	1.15%	1.16%	1.26%	1.22%
Allowance for loan losses / non-performing loans	630.7%	842.5%	560.7%	310.3%	48.8%
Total assets	$ 1,029,553	$ 1,102,285	$ 1,153,200	$ 1,209,143	$ 1,185,744
Total gross loans	814,700	808,037	867,574	913,824	951,650
Average net loans	811,829	846,420	899,430	933,727	955,012
Allowance for loan losses	9,309	9,301	10,037	11,472	11,600

(1)	Annualized.

The allowance for loan losses at June 30, 2022 amounted to $9.3 million, or 1.14% of total gross loans, compared to $11.5 million, or 1.26% of total gross loans, at September 30, 2021. The Company did not record a provision for loan losses for the quarter ended June 30, 2022, compared to $10.6 million provision for loan losses for the quarter ended September 30, 2021. The decline reflected a $2.2 million charge off during the March 31, 2022 period and the overall decline in total loans at June 30, 2022 of $99.1 million compared to September 30, 2021.

Capital

At June 30, 2022 the Company’s total shareholders’ equity amounted to $145.3 million, or 14.1% of total assets, compared to $142.2 million, or 11.8% of total assets at September 30, 2021, which continues to exceed all regulatory capital requirements. At June 30, 2022, the Bank’s common equity Tier 1 capital ratio was 18.79%, Tier 1 leverage ratio was 15.33%, Tier 1 risk-based capital ratio was 18.79% and the total risk-based capital ratio was 19.87%. At September 30, 2021, the Bank’s common equity Tier 1 capital ratio was 16.13%, Tier 1 leverage ratio was 13.14%, Tier 1 risk-based capital ratio was 16.13% and the total risk-based capital ratio was 17.32%.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association (“Malvern Bank”), an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect, and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters and Palm Beach Florida. The Bank also maintains a representative office in Allentown, Pennsylvania.  The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division, provides personalized investment advisory services to individuals, families, businesses, and non-profits. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services.

The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: the effects of, and changes in, trade, monetary and fiscal policies and laws, including changes in interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations; technological changes; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by the company; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; the impact of any change in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount; and the Company’s ability to manage the risk involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Annual Report Filed on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the ongoing COVID-19 pandemic, including the outbreak of its variants on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus and its variants can be controlled and the effects on general economic conditions. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are subject to any of the following risks, any of which could continue to have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; the economy , and particularly commercial real estate markets may be affected; there may be high levels of unemployment , loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; if the economy is unable to continue to substantially reopen, and there are high levels of unemployment for extended periods of time, loan delinquencies, problem assets, and foreclosures may increase resulting in increased charges and reduced income; collateral for loans, especially commercial real estate, may continue to decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; due to fluctuation in interest rates, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our NIM and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

(in thousands, except for share data) (annualized where applicable) (unaudited)	Three Months Ended 6/30/2022	Three Months Ended 3/31/2022	Three Months Ended 6/30/2021
Statements of Income Data			
Interest income	$ 8,557	$ 8,304	$ 9,419
Interest expense	1,264	1,350	2,290
Net interest income	7,293	6,954	7,129
Provision for loan losses	-	-	-
Net interest income after provision for loan losses	7,293	6,954	7,129
Other income	482	561	793
Other expense	5,439	6,845	5,832
Income before income tax expense	2,336	670	2,090
Income tax expense	502	148	489
Net income	$ 1,834	$ 522	$ 1,601
Earnings (per Common Share)			
Basic	$ 0.24	$ 0.07	$ 0.21
Diluted	$ 0.24	$ 0.07	$ 0.21
Statements of Financial Condition Data (Period-End)			
Equity securities	$ 1,412	$ 1,445	$ -
Investment securities available for sale, at fair value	53,080	54,183	34,502
Investment securities held to maturity	52,350	48,512	31,795
Loans held-for-sale	13,863	13,244	-
Loans, net of allowance for loan losses	805,957	799,310	940,735
Total assets	1,029,553	1,103,596	1,185,744
Deposits	791,694	854,437	907,704
FHLB advances	60,000	60,000	90,000
Subordinated debt	25,000	25,000	24,895
Shareholders' equity	145,290	144,550	148,192
Common Shares Dividend Data			
Cash dividends	$ -	$ -	$ -
Weighted Average Common Shares Outstanding			
Basic	7,569,806	7,554,955	7,545,371
Diluted	7,574,266	7,556,194	7,546,200
Operating Ratios			
Return on average assets	0.69%	0.18%	0.53%
Return on average equity	5.06%	1.43%	4.35%
Average equity / average assets	13.59%	12.95%	12.20%
Book value per common share (period-end)	$ 19.03	$ 18.95	$ 19.44
Non-Financial Information (Period-End)			
Common shareholders of record	371	373	380
Full-time equivalent staff	76	79	80